United States
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                        Commission File Number: 000-30891

                               NETPARTS.COM, INC.
             (Exact name of Registrant as specified in its charter)

Nevada                                                                91-1980526
(Jurisdiction  of  Incorporation)        (I.R.S.  Employer  Identification  No.)

3131  Southwest  Freeway  #46,  Houston  TX                                77098
(Address of principal executive offices)                              (Zip Code)

Registrant's  telephone  number,  including  area  code:         (713)  521-9395

                      STOCK FOR SERVICES COMPENSATION PLAN
                              (Full Title of Plan)


                                   Luke Zouvas
                                 attorney at law
                        34190 Sepulveda Avenue, Suite 200
                            Capistrano Beach CA 92624
                    phone (949) 487-7295  fax (949) 487-7285
                               (Agent for Service)

Dated:  June  6,  2002

                       CALCULATION OF REGISTRATION FEE (1)

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Title of    |   Amount to     |  Proposed       | Proposed       | Amount of   |
Securities  |   be Registered |  Maximum        | Maximum        | Registration|
To be       |                 |  Offering Price | Aggregate      | Fee         |
Registered  |                 |  Per Unit       | Offering Price |             |
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Common Stock|   2,000,000     |  $0.05          |   $100,000     |  $9.20      |
$0.001      |  shares         |  per share      |                |             |
Par Value   |                 |                 |                |             |
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(1) Estimated pursuant to Rule 457(c) and (h) of the Securities Act of 1933 solely for the purpose of calculating the registration fee and based on the discounted price of 50% of the average of the bid price of the common stock on the last trading date, May 29, 2001, as reported by the Over-The-Bulletin Board ("OTCBB").

(2) Together with an indeterminate number of additional shares of common stock which may be necessary to adjust the number of shares reserved for issuance pursuant to the plan as a result of any future stock split, stock dividend or similar adjustment of the outstanding common stock pursuant to Rule 416(c) of the Securities Act of 1933.Place Style On Codes above, and Style Off Codes below.

                                     PART II

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE. The following documents are incorporated by reference as though fully set forth herein, and all documents subsequently filed by this Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in the Registration Statement and a part hereof from the date of filing of such documents:

     (a) The Registrant's Form 10-SB containing Audited Financial Statements for the Registrant's last fiscal year;

     (b) All other Reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act, since the end of the fiscal year covered by the Registrant's last Annual Report; and

     (c) The Issuer's Common Equity Voting Stock ("Common Stock") Registered under section 12(g) of the 1934 Act, as described in Form 10-SB. Each share is entitled to one vote; all shares of the class share equally in dividends and liquidation rights. Pursuant to the laws of Nevada a majority of all shareholders entitled to vote at a shareholders meeting regularly called upon notice may take action as a majority and give notice to all shareholders of such action. No market presently exists for the securities of this Issuer.


ITEM  4.  DESCRIPTION  OF  SECURITIES.  Not  Applicable.  See  Item  3(c).


ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL. Luke Zouvas, Special Securities Counsel for the Issuer, is also one of the service providers, and has an indirect interest in the securities requested to be issued.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS. There is no provision in the Articles of Incorporation or the By-Laws, nor any Resolution of the Board of Directors, providing for indemnification of Officers or Directors. We are aware of certain provision of the Nevada Corporate Law which affects indemnity of Officers or Directors.

      NRS 78.7502 provides for mandatory indemnification of officers, directors, employees and agents, substantially as follows: the corporation shall indemnify a director, officer, employee or agent of a corporation; to the extent that he or she has been successful on the merits or otherwise in defense of any action, suit or proceeding, whether civil, criminal, administrative or investigative (except an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise; if he or she acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation; and, with respect to any criminal action or proceeding, in which he or she had no reasonable cause to believe his or her conduct was unlawful.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED. Not Applicable. No restricted securities are re-offered or resold pursuant to this Registration Statement.

ITEM  8.  EXHIBITS.

EXHIBIT  NO.                       IDENTIFICATION  OF  EXHIBIT


      5.1                    Opinion  Regarding  Legality
     10.1                    Stock  For  Services  Compensation  Plan
     23.1                    Consent  of  Counsel  (included  in  exhibit  5.1)
     23.2                    Consent  of  Independent  Auditor


ITEM  9.  UNDERTAKINGS.  Not  Applicable.

                                   SIGNATURES

          The Registrant, pursuant to the requirements of the Securities Act of 1933, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated:  June  6,  2002
                               NETPARTS.COM, INC.

                                       by



/s/Donald  Jackson  Wells        /s/Joseph  A.  Kane
   Donald  Jackson  Wells           Joseph  A.  Kane
   president/director               secretary/treasurer/director

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                                    EXHIBIT 1

                               OPINION OF COUNSEL
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                                 LAW OFFICES OF
                                 Luke C. Zouvas
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June  5,  2002

To  the  President  and  the
Board  of  Directors
NetParts.com,  Inc.
3131  Southwest  Freeway  #46
Houston  TX  77098

re:  Opinion  for  S-8  Registration  of  NetParts.com  common  stock

To  the  President  &  Board  of  Directors:

You have requested my Opinion in connection with the filing of a 1933 Act Registration on Form S-8 to compensate consultants in the maximum amount of $100,000 in the form of 2,000,000 shares of common stock to be registered thereby. The Issuer's Common Stock is registered pursuant to section 12(g) of the Securities Exchange Act of 1934.

It is my opinion that the securities proposed to be issued may be validly and properly issued and that such an issuance would be lawful in all respects. The stock for services compensation plan is not a "qualified plan" of any kind or sort and is not qualified for any special tax treatment under State or Federal Law. If and when issued, the securities would be and must be treated as the equivalent of cash paid and received back as the purchase of securities. The Securities would be issued in compensation for services at the indicated rate of $0.05 per share for every $0.05 of services performed.

It is accordingly my opinion that the issuance requested is entitled to registration on Form S-8. I am also of the opinion that the Shares will be, when issued pursuant to the Plan, legally issued, fully paid and nonassessable.

I understand and consent to the use of this Opinion in connection with your proposed filing of a 1933 Registration Statement on Form S-8.


Very  Truly  Yours,


/s/Luke  C.  Zouvas
Luke  C.  Zouvas
special  securities  counsel

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  835 GAGE DRIVE, SAN DIEGO CA 92106, PHONE (619) 300-6971, FAX (949) 487-7285

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                                    EXHIBIT 2

                      STOCK FOR SERVICES COMPENSATION PLAN
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                      STOCK FOR SERVICES COMPENSATION PLAN

                               NETPARTS.COM, INC.
                              A NEVADA  CORPORATION

THE BOARD OF DIRECTORS of NetParts.com, Inc. hereby adopts the following plan for compensation of service providers with common stock in lieu of cash. This Plan is adopted this date of June 3, 2002.

     A. REASONS FOR THIS PLAN. This Corporation requires the services of consultants and other various service providers to assist in the transition from development stage to operational stage of its corporate business, and further in the early operational stage with a view to achieving profitability; however, this Corporation does not enjoy the ability to provide cash compensation for all of its needs. It may be necessary, appropriate and desirable, from time to time, to offer shares of common stock to services providers, either initially, to secure necessary services, or later, to settle invoices and billings with stock in lieu of cash.

     B. THE PLAN. Accordingly, the Board of Directors of this Corporation may compensate actual service providers with common stock in lieu of cash, in accordance with the following provisions of this Plan, and this Plan is adopted as corporate policy, until and unless rescinded by the Board.

     1. REPORTING/NON-REPORTING STATUS. Different considerations apply to the reporting or non-reporting status of the Corporation at the time of any proposed issuance pursuant to this Plan. A "reporting company", as the term is used herein, means either one with a class of securities registered under Sections 12(b) or 12(g), and also includes a company which reports in accordance with
Section 15(d) of the Securities Exchange Act of 1934, and further, in any case, that such company is current in its annual and quarterly filing requirements, and is not at such time subject to Comments by the Staff of the Commission with respect to any such filing, or to any Registration Statement.

      (a) If this Corporation be a reporting company, the Board of Directors may elect to offer shares pursuant to Registration under the Securities Act of 1933, or pursuant to Section 4(2) of the 1933 Act, or other applicable exemption from registration, with such restriction on resale as required by law or rule of the Commission, or such greater restriction as may be agreed to by the parties.

      (b) If this Corporation be a non-reporting company, the Board of Directors shall offer shares only pursuant to Section 4(2) of the 1933 Act, as Restricted Securities and New Investment Shares, as defined by Rule 144(a). Offers or issuances pursuant to the exemption of Rule 701 are not within the scope of this Plan.

     2. REGISTRATION IF BY FORM S-8. In the event that shares are offered or issued pursuant to 1933 Act Registration, using From S-8 (or its equivalent as the Commission may from time to time provide, all requirements for the use of such form and procedure shall be observed and complied with; principally, among others:

            (i)  The  Corporation  shall  be  a  reporting  company;

            (ii) Shares shall be offered and/or issued only to natural persons; and

            (iii) Capital formation or fund raising activities shall not be included in the concept of actual services provided, within this Plan.


     3. NON-QUALIFIED PLAN. This Plan is qualified for any special tax treatment under the Internal Revenue Code of the United States, or elsewhere. Shares issued pursuant to this Plan shall be the equivalent of payment in cash for services.

     4. VALUATION OF SHARES. If a real and liquid market exists for the issuance of shares, on any public trading medium or exchange, the shares shall be valued in reasonable relation to the market price at which the shares could be sold. If no public market exists for the shares offered or issued, or if only a technical but inactive or illiquid market exits, the reasonable value of the shares shall be determined by actual commercial conditions for private transactions in shares that cannot be resold in brokerage transactions.

     5. FULL COMPLIANCE. Nothing contained herein shall authorize, and notwithstanding anything contained herein shall be deemed to authorize, anything other than full compliance with all securities laws and regulations, as in force and effect at the time of any offer or issuance of securities.


     C. EXECUTION. This Plan is now signed by all of the Directors of this Corporation, on behalf of the Corporation, attesting to the adoption of this Plan.
Table  On



/s/Donald  Jackson  Wells               /s/Joseph  A.  Kane
   Donald  Jackson  Wells                  Joseph  A.  Kane
   president/director                      secretary/treasurer/director

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                                    EXHIBIT 3

                               CONSENT OF AUDITOR
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       [Letterhead of Chisholm & Associates, Certified Public Accountants]


                         CONSENT OF INDEPENDENT AUDITOR


     We hereby consent to the use of our report dated February 14 , 2002, with respect to the financial statements, incorporation by reference, in the filing of this Registration Statement (Form S-8) of NetParts.com, Inc. for the fiscal years ended December 31, 2001.



                           /s/CHISHOLM & ASSOCIATES
                              CHISHOLM & ASSOCIATES
                         CERTIFIED  PUBLIC  ACCOUNTANTS